Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 2014 relating to the financial statements and the effectiveness of internal controls over financial reporting, which appears in AMAG Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 5, 2014